Exhibit 99.2

Verb Technology Company, Inc. – Fourth Quarter and Full Year 2021 Earnings Call, March 31, 2022

C O R P O R A T E P A R T I C I P A N T S

Rory J. Cutaia, CEO

Salman Khan, CFO

C O N F E R E N C E C A L L P A R T I C I P A N T S

Ed Woo, Ascendiant Capital

Martin Saltzman, AFM Investments

P R E S E N T A T I O N

Operator

Good afternoon, and welcome to the Full Year and Fourth Quarter 2021 Financial Results Conference Call for Verb Technology Company, Inc.

On our call today are Rory J. Cutaia, CEO, and Salman Khan, CFO.

Before we begin, I’d like to remind everyone that statements made during this conference call will include forward-looking statements under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties that can cause actual results to differ materially.

Forward-looking statements speak only as of the date they are made, except as required by law, as the underlying facts and circumstances may change. Verb Technology Company disclaims any obligations to update these forward-looking statements as well as those contained in the Company’s current and subsequent files with the SEC.

I would now like to turn the call over to Rory J. Cutaia, CEO. Rory?

Rory J. Cutaia

Thank you, Moderator, and thanks to everyone for joining us today for our Fourth Quarter and Full Year 2021 Financial Results and Business Update Conference Call.

There have been so many notable developments over the past year. It’s really not possible within the time allotted for this call to discuss every one of them. I’m going to cover those things that I think our shareholders are most interested in hearing about. Let’s get started.

All right, here we are in 2022, more than two years into the decade that began with a global pandemic, which now seems it was meant to test our mettle and prepare us for what we now know are even more challenges that still lay ahead, including the surprising market meltdown over the past four months and continued share price volatility across the board and purportedly caused by the uncertainty of soaring inflation, the highest in more than 40 years, rising interest rates, an insane war in Eastern Europe, global warming, let’s add that, and now a new COVID strain.

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Verb Technology Company, Inc. – Fourth Quarter and Full Year 2021 Earnings Call, March 31, 2022

Look, it seems like a good time to hunker down, pull back, wait it out, put your dreams and big plans on hold and cross your fingers and hope that it all works itself out, but not here at Verb. Hunkering down has never been something that we’ve been very good at. Frankly, I’m not even sure I know what the heck that means.

In fact, over the past two and a half years, we’ve been pushing forward, not pulling back, dreaming big and executing bigger, and the only things we’re crossing are the items off all our to do list as we hit one milestone after another.

Fortunately, or unfortunately, I’m old enough to have lived through the market ups and downs over the past 20-plus years. While I’m no expert, I can say with complete confidence that the market always comes back. Always. The companies that win are those that make sure they’re well positioned to ride the crest of the comeback wave or it will wash over you.

The investors that win are those that identify the companies and the management teams that develop solid plans and execute solid strategies and keep moving forward through the storms. Even if you agree that the market will come back but you’re waiting idly on the sidelines for it to happen, that’s not a winning tack. I don’t subscribe to the philosophy that a rising tide lifts all boats. If you didn’t repair the cracks in it or if you didn’t put up that new sail, you’re going to be left at the dock.

Today, I’m going to talk about how we fixed the cracks. In particular, how, as promised, we’ve reduced, rather dramatically, our total operating costs as we drive in earnest to reach cash flow positive and profitability, and reduce our reliance on outside growth capital.

I will also talk about the new sail we’ve raised, specifically Market, what many believe is the world’s best end-to-end live stream shopping platform and what we believe will be the biggest value creator for our shareholders and ourselves this year and beyond.

But first, I want to share the 2021 results of our SaaS business. That’s our suite of sales tools software, designed principally for the direct sales industry. That has been our bread and butter since it was launched in April 2019, almost exactly three years ago.

At that time, as many of you that have been part of our journey since then, and yes, I’m referring to our longs, to whom we remain extremely grateful, well, you may recall that our mission was to be the dominant player in the space, to be the recognized leading provider of sales software for the direct sales industry.

Well, today, just three years later, and much to the chagrin of a few remaining want-to-be competitors, we are the undisputed dominant player in the space, now far ahead of the pack. As we continue to add cutting-edge products to our suite of sales tools and phase out of our low-margin, non-digital business, our SaaS business has grown by double digits every year since then, year-over-year.

That growth has continued, notwithstanding the hit many businesses have taken during the 24 months of a crushing COVID-19 pandemic. Looking at our 2021 performance, our SaaS recurring revenue was $6.8 million, up 34% over 2020. Total digital revenue, of which SaaS recurring revenue was a component, was $8.2 million, up 26% over 2020. Notably, we ended 2021 with SaaS recurring revenue once again representing a larger and larger percentage of our total digital revenue, 84%, up from 79% in 2020. Our focus has always been growing our SaaS recurring revenue products and services, and these are the metrics that we track to measure our success.

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Verb Technology Company, Inc. – Fourth Quarter and Full Year 2021 Earnings Call, March 31, 2022

I would also note that we’ve successfully reduced our low-margin, non-digital business another 32% over the last year, and associated costs, while we continue to wind down that business. Yet, even with that reduction, total revenue, which we don’t really consider an indicator of our performance as we’re winding down the digital business, was still up over 2020 at $10.5 million.

Fourth quarter, which historically is the slowest time in the direct sales space, has our total digital revenue up 45% over 2020 and our SaaS recurring revenue up 47% over 2020. In fact, we set a new record in the fourth quarter for SaaS recurring revenue of more than $1.9 million, the highest recognized revenue in the Company’s history for a quarter.

As I said earlier, I believe strongly that market will be the biggest value creator for our shareholders this year and beyond. However, in 2022, we’re also anticipating meaningful revenue growth outside of market, separate from the market. I’m referring to meaningful growth from three principal areas of our SaaS business: our Direct Sales vertical, Life Sciences, and our new Sports vertical.

First and foremost, our Direct Sales business. As you know, last year, we released verbLIVE with Attribution and we released PULSE, each as add-on features to our bread-and-butter verbCRM sales enablement platform. Our large enterprise customers, with a lot of non-U.S. based sales reps, have really been killing it with verbLIVE. However, during the free trial period we offered many of our clients, we noticed slower adoption among U.S. based sales reps. We spent a considerable amount of time analyzing the different use cases, identifying needs unique to the direct sales space and brought in a new product team to respond to those needs.

Several months ago, we began developing what we call verbLIVE 2.0, specifically for the Direct Sales industry. The result is that we now have a backlog of tens of thousands of sales reps, many of whom served as beta testers for us, waiting anxiously now for the release of verbLIVE 2.0, which is on track for commercial release this summer.

Upon release, we expect a large percentage of these will convert to additional subscription paying, recurring revenue-generating users, which we believe will dramatically increase our average revenue per user and our SaaS recurring revenue overall. Coupled with PULSE, our AI/BI add-on for verbCRM, we believe this will be the biggest year in our history for our direct sales business, putting even greater distance between Verb than our would-be competitors.

Separately, as a result of recent changes we’ve made in our marketing outreach, we see a marked increase in opportunities in Life Sciences vertical. By the way, verbMAIL Pro has been released and we’re implementing an entirely new marketing strategy around that. I’ll be sharing more about that in upcoming news releases.

In Q4, we launched a new business unit for Verb, our professional Sports unit, built on our verbTEAMS sales enablement platform. We started with the announcement of the Pittsburgh Penguins in October, and since then, we’ve built an impressive, I mean, an impressive, sales pipeline of professional sports teams, both in the U.S. and in other countries. We announced the Florida Panthers last month. We announced the Phoenix Suns this week, and many more announcements are expected. And yes, it is my expectation that there will be MARKET and verbTV implications for the sports teams signing up to use our verbTEAMS sales enablement platform. Stay tuned.

Before I get to MARKET, let me share our progress on operational efficiencies that I talked about in our last earnings call and quantify the impact of those initiatives. As you know, I’ve talked openly about how we ramped up rather considerably over the past two years, the expenses that we’ve incurred associated with the development of verbLIVE, Attribution, PULSE, verbMAIL, LEARN, and certainly MARKET. We did that in order to shorten what would have otherwise been a much longer time to market for these products and their associated revenue streams. This is obviously not a unique strategy, though, it’s a bold one, especially for a company our size.

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Verb Technology Company, Inc. – Fourth Quarter and Full Year 2021 Earnings Call, March 31, 2022

Yes, we’ve taken a fair amount of heat for the pressure, the execution of this strategy has put on our share price as many investors really just couldn’t see past the operating cost line in our P&L and weren’t really able to wrap their heads around the additional revenue these initiatives could produce.

I believe that the results of these initiatives, which will take a bit of time to be fully reflected in our P&L, will more than offset the short-term pain we’ve all endured, as it is our hope and expectation that the increased revenues from these products, coupled with higher margins and vastly reduced operating costs, will translate into meaningfully higher share prices and significantly greater long-term value moving forward.

As those products have now begun commercial release, with several more finding commercial release this summer, and as their associated development costs continue to fall away as predicted, we have identified very specific cost reductions that we will expect, we do expect, will cause our total annualized operating costs to be reduced by up to $8.5 million. Any new expenses associated with MARKET, we expect will be more than offset by new MARKET revenue. That’s just the beginning as we’ve since identified many other operational efficiencies we will begin implementing.

For example, we’ve recruited high-quality marketing professionals that have implemented sweeping changes to our marketing strategies that have begun to produce substantially more qualified leads with much higher close ratios at significantly lower marketing spend. In fact, up to $1 million a year lower.

We’ve also embraced a permanent work-from-home policy for many of our employees as we’ve actually seen improvements in productivity rates in many areas of the business using new management strategies we developed and during the forced social distancing imposed by COVID. As a result, we were recently able to downsize our Utah offices, resulting in significant monthly expense reductions.

While we are indeed fortunate that there continues to be very strong interest in Verb from the investment community, assuring us access to capital as and when we want it, these changes, among others, changes that are producing quantifiable results, are the things I committed to deliver in our drive to profitability and reduced reliance on the capital markets. This is especially important as we face the uncertainties this crazy world throws at us each—all of us every day and the impact these uncertainties place on the capital markets.

Let’s talk about MARKET, our multivendor, live stream, social shopping, e-commerce platform, unlike anything else in the market today, that we believe will disrupt online shopping as we know it. A platform that represents the true convergence of entertainment and social shopping. I’m thrilled, thrilled, with how this platform has lived up to my vision for it and I want to recognize the brilliant developers who’ve made this a reality. I look forward to introducing them to all of you soon enough.

As I predicted, and as I now see playing out during the current soft launch, I believe that not only will MARKET be an additional distribution channel for countless brands and retailers, among others, but it will likely become the sole distribution outlet for many, where vendor storefronts on MARKET will replace their own websites.

I foresee creators looking for greater control of their content and influencers looking for better monetization opportunities and more direct engagement with their fans and followers coming to MARKET and opting to build their base of followers on MARKET over YouTube and other social media platforms. I foresee more and more manufacturers coming to MARKET, looking to adopt a new D2C, direct-to-consumer strategy to increase margins and profitability. MARKET offers all of that and more.

As you’ve heard me say countless times, MARKET is a big deal. It’s the real deal, and a tremendous amount of work, time, and money has gone into developing our go-to-market strategy, utilizing some of the brightest, talented, most knowledgeable people in the world in the live shopping space.

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Verb Technology Company, Inc. – Fourth Quarter and Full Year 2021 Earnings Call, March 31, 2022

The soft launch period we’re currently in and the festivals or the mega events, as you’ve heard me refer to them, three of them that we’ve been planning are all part of a highly orchestrated, highly coordinated effort to ensure the maximum success of MARKET for us and for all of you.

Please bear with us. Please be patient. Believe me, I know. You know me. I’m the most impatient person known to man. I want it all yesterday. I want to say the heck with the rules and damn the waiting, I want to share everything with all of you right now. Fortunately, I surround myself with people way smarter than me, who believe in MARKET, whose passion for what the journey to MARKET has been, and for what they believe MARKET will become, they keep me and my unbridled exuberance in check.

But I do need to say, guys, stop trolling my team. Stop the crazy social posts. Stop criticizing the people who are working to deliver something truly special, something truly valuable, for our shareholders, simply because we haven’t invited you in to see it yet, while we continue to execute, really the most effective go-to-market strategy we believe MARKET deserves, that our shareholders deserve.

Some people actually believe that the moment the platform was built and tested, we should have opened it up to the public, and they’re upset that we haven’t. Look, if you’re a real shareholder, who cares about the value of your investment, do you think it’s going to make your shares more valuable to criticize the Company on social media with unjustified, uninformed rants? Come on, guys. Let us do our work. Let us deliver on the promise. Step back, relax, take it easy. We’ve got this.

Before I share a few stats that I hope will shed light on some of what’s going on behind the scenes at MARKET, let me first reiterate what the MARKET soft launch actually means for those of you that haven’t seen any of the recent interviews of me or those of several other members of my team, who have been asked about MARKET during those interviews.

The soft launch is the period of time that we are actively soliciting vendors, retailers, brands, creators, and influencers, among others, to sell products and services on MARKET, not just those that participated in the beta tests. We’re verifying, qualifying, selecting, and categorizing sellers. For those we’ve already selected to be on MARKET, we’re onboarding them and assisting them in setting up their stores, their e-commerce facilities, their inventories, their products, digital assets. We’re training them how to use the platform, and we’re providing coaching on how to sell, not just be an influencer or make fun to watch videos, how to sell, okay? That’s different, and connecting them with professional hosts and on-screen sales coaches for those that want it.

We’re actually building a stable of professional hosts as we expect many sellers will opt to pay for professional hosts to work with them during the live stream or handle the live stream selling entirely, to ensure the highest levels of viewer engagement and sales revenue, of which we get a percentage. We want to make sure that everyone is doing the best they possibly can.

We’re creating video assets that will be available on MARKET that will provide the resources for vendors to onboard themselves with little to no assistance from our staff so we can ensure that the platform scales up much more rapidly. We’re encouraging vendors to learn how to get the most out of the platform by hosting private live streams, every week, in fact, almost every day.

We’re encouraging them to learn how to use the multi-presenter features, including remote presenters, how to produce professional-looking live streams using the multiple camera features, among many other amazing features that we’ve built into this platform.

We’re doing all of this because we want to make sure that when the public is invited in to see all of MARKET, all of it, they’ll find an engaging, consuming, fun, enjoyable, expansive, and truly unique social shopping experience that they want to come back to, that they want to invite their friends to, their family, where they will form trusting relationships with hosts and sellers as well as with other shoppers. Where they want to spend money.

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Verb Technology Company, Inc. – Fourth Quarter and Full Year 2021 Earnings Call, March 31, 2022

We’re targeting mid-summer for these festivals. Some will take place over the course of two or more days. The categories for the three festivals are food and beverage, wellness, and a combined fashion and cosmetics festival. They will all be public facing and will signify the public launch of MARKET, where all of MARKET is opened up to everyone.

The exact dates will be set and announced as we continue to confirm the vendors that are participating in each of these categories and corresponding product inventories. I will say, look, it is possible, maybe it’s even likely, that there will be at least one or more smaller public-facing events before the festivals. I’m not giving you dates on that yet. Let us confirm everything.

We’ve engaged pros, real pros, that are managing and coordinating all of this. The onboarding is ongoing, virtually every day. At last count, I’m told that by tomorrow, I think we’ll probably have more than 100 vendors on the platform. We’ve got a list of thousands, thousands that we are furiously working through.

We had to repurpose people from other areas of the Company. We had to bring people in to go through this stuff because we’ve got to qualify these people. We’ve got to verify that they have a real business, that they’re not selling things that we don’t want to have sold on MARKET. While we’re going through that and working through this list, and it’s amazing how this list is growing, please, please don’t submit a request to be a vendor on MARKET unless you are a real seller with a real business, not just a curious investor. We’ve had more than enough of that. That’s really just not a productive use of our time. Okay, please?

Separately, we’ve been building a list of prospective shoppers. These are people who have seen the videos, are following what’s going on, and they want to shop on MARKET as soon as it’s released to the public. At last count, I think we had over 10,000 names, and that’s growing daily. Yes, there’s big name brands that want to be part of MARKET, and no, we can’t disclose any names at this time. Please understand that. Look, I want to tell you everything, but we have to respect the policies of these brands or we jeopardize their involvement with the platform.

Anyway, lastly, before I turn it over to our new CFO, Salman Khan, for more detail around our reported financial performance as well as the recent finances we secured to assure the uninterrupted execution of our plans for MARKET, among other things, let me share two more things.

The planned acquisition I’ve discussed previously is still on track and will release information in a timely manner through the appropriate channels of filing. You know that. There are other incredibly exciting business opportunities in the works and amazing new talent coming to board that we’ll disclose as and when appropriate, so stay tuned.

Finally, among the amazing members of my team, who are unrelenting in their efforts to deliver value every day, I want to recognize my Chief Operating Officer, Denise Butler, for her work on our ESG initiatives and her work through Verb for Humanity, including our most recent efforts on behalf of so many people impacted by the Russian invasion of Ukraine.

I also want to reiterate our long-standing commitment to ESG initiatives as we have been one of the earliest adopters of a formal ESG program among small and micro-cap companies. Notably, we are very proud to have our ESG initiatives actually recognized by NASDAQ recently, who held Verb as a leader among small and micro-cap companies and ESG implementation.

In fact, Verb was the subject of a recent NASDAQ case study, available on NASDAQ’s site, applauding our ESG efforts and showcasing Verb’s efforts as an example of how all companies, large and small, can and should embrace and implement ESG policies.

With that, I’ll turn it over to Salman.

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Verb Technology Company, Inc. – Fourth Quarter and Full Year 2021 Earnings Call, March 31, 2022

Salman Khan

Thank you, Rory, and good afternoon, everyone. I’d like to review our financial performance as reported in our 10-K filed today, March 31, for the year ended December 31, 2021. I may reiterate and/or provide more color around some of the data points Rory shared with you.

The following compares the Company’s results of operations for the Fiscal Year 2021 with the previous year.

Total SaaS recurring revenue, a component of total digital revenue, was $6.8 million for the financial year 2021, up 34% over the previous year. Total digital revenue of approximately $8.2 million was up 26% over the previous year. SaaS recurring revenue, as a percentage of total digital revenue, was 84%, compared with 79% of the previous year. Total SaaS recurring revenue for the fourth quarter 2021 was over $1.92 million, which, as Rory said, is a new record for recurring SaaS revenue recognized in a single quarter. Congrats to our team for making that happen in what is historically the slowest quarter in direct sales.

During the year ended December 31, 2021, we added 55 new client contracts with a guaranteed base value of $3.3 million. We expect to generate annual recurring revenue of approximately $1.5 million from these arrangements, which does not include revenue that we anticipate to recognize from new and existing clients launching verbLIVE 2.0 with Attribution, PULSE, and verbLEARN, as well as revenue we expect from MARKET, verbTV, verbMAIL and other as yet unannounced initiatives.

Until we completely phase out of our legacy non-digital business, our total revenue will not be a reliable indicator of our performance since it includes the revenue generated from both our digital business, which is growing at a record pace, and our non-digital business, which is declining as we exit that business.

For example, the non-digital business now represents only 22% of total revenue, compared with 35% in 2020. For transparency purposes, we will include total revenue in our discussion, which in 2021 was approximately $10.5 million. I do note, however, that our growth rate in total revenue over the prior year is still up 6%, notwithstanding the offset of the non-digital business that we continue to exit.

As Rory mentioned today and in previous earnings calls, we made a conscious decision to ramp up our research and development investment, among other related expenses, in order to accelerate the time to market for several major revenue-generating features and products. These included verbLIVE, Attribution, verbCRM, verbTEAMS, PULSE, verbMAIL, and MARKET.

These increased investments are partially reflected in 2021 R&D expenses of $12.3 million compared with $7.9 million in 2020. However, as Rory discussed, we have begun the move from R&D mode to maintenance mode for many of our products, allowing us to reduce operational costs to more normalized levels. In establishing our strategy to accelerate profitability and reduce reliance on outside capital, we have implemented a series of specific cost reductions, which we expect can result in a reduction of annualized operational expenses by as much as $8.5 million.

The planned reductions began in the fourth quarter of 2021, and they will continue throughout this year, with some of the biggest reductions occurring in the latter half of this year. Since we began this process, and as I have begun my tenure here as CFO, we have identified several areas of the business where we can produce cost saving efficiencies, which we are in the process of quantifying. We anticipate that these additional savings will help offset any marketing increases we expect to incur as we promote the public commercial release of our new MARKET platform and verbTV, among other things.

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Verb Technology Company, Inc. – Fourth Quarter and Full Year 2021 Earnings Call, March 31, 2022

At December 31, 2021, we have capitalized software development costs of $4.3 million, attributed to the development of MARKET, which we expect to depreciate in cost of revenue over a 3-year period. General and administrative expenses were $25.7 million, an increase from the $20.5 million in the previous year, comprised of the planned increases in labor costs, as discussed previously of $2.8 million, as well as certain expenses related to the acquisition of SoloFire, offset by a decrease in share-based compensation of $0.5 million.

The increase also includes approximately $1.1 million in marketing expenses. However, we have begun implementing a top-grading strict ROI approach to our marketing spend, and based on the efficiencies we are now seeing, we could see the increase eliminated almost entirely by as much as $1 million annualized over time.

At December 31, 2021, total assets were $34.4 million. Total liabilities were $21.1 million, and total stockholders’ equity was $13.3 million. As Rory mentioned earlier, we are fortunate to be able to access the capital markets and attract high-quality institutional investors on better terms than many companies our size, which speaks to the quality of our business plan execution and our management team.

On March 15, 2021, we completed a registered direct offering with a small group of institutional investors, which resulted in gross proceeds of $15 million. It was a straight common deal and an overnight transaction that did not include any warrants.

In August 2021, the Company entered into an at-the-market issuance sales agreement with Truist Securities, Inc. That was terminated in October 2021. In November 2021, the Company entered into a new at-the-market issuance sales agreement with Truist that would have permitted sales of the Company’s common stock of up to $30 million in the aggregate. However, in January 2022, due to the rapidly changing market conditions that began in December, we voluntarily reduced that number from $30 million to $7.3 million and entered into a $6.3 million above-the-market convertible debt financing with three institutional investors at favorable terms, as well as a supplemental equity line of credit facility for the sale and issuance of up to $50 million, inclusive of fees and shares over three years.

The ELOC agreement is with Tumim Stone Capital, whose manager and general partner, 3i, LP, has been a long-term investor in Verb. As of March 25, there are 80,167,176 shares of our common stock issued and outstanding. Of the total number of common shares issued and outstanding, approximately 6.6 million shares or approximately 8.3% are owned or controlled by Management and the Board of Directors.

I’d now like to turn the call back over to the Operator for Q&A. Operator?

Operator

Thank you. Before we go to Q&A, Mr. Cutaia, do you have anything you’d like to add to Mr. Khan’s remarks?

Rory J. Cutaia

Actually, yes, thank you. There’s some additional information I’d like to share as I just received confirmation from Counsel that I can. As Salman discussed a moment ago, we filed an S-3 shelf registration statement last year, which we relied on, in connection with the ATM we put in place with Truist as well as the $50 million ELOC we did with 3i and the shares we had to reserve in connection with the $6.3 million above market convertible note we did with 3i just this past January.

As Salman also mentioned, we voluntarily reduced the amount of shares available under the Truist ATM, in order to allocate them to the 3i ELOC. That left $7.3 million on the Truist ATM, which we have not utilized, and we are actually currently prohibited from using under the terms of the ELOC with 3i.

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Verb Technology Company, Inc. – Fourth Quarter and Full Year 2021 Earnings Call, March 31, 2022

But because we allocated all the remaining shares available under that S-3 to the ELOC, we can’t use those shares for anything else. They are locked for use for the next three years on the use for the ELOC only. Accordingly, we intend to file a new S-3 shelf registration to reduce the time and expense associated with any future capital raises that we might decide to do.

Look, every public company that qualifies for a shelf registration should have one. That’s just prudent financial plan. But in the spirit of transparency and because I know how these things can sometimes be misinterpreted, I wanted to make sure that I could share that. Thanks for giving me the additional opportunity to do that.

Operator, I think we’re ready here for Q&A.

Operator

Sure. Our first question today is coming from Ed Woo from Ascendiant Capital. Your line is now live.

Ed Woo

Yes. Thanks for taking my question. Previously, on the launch of Verb Marketplace, you mentioned there were some supply chain issues with some of your retailers. Has that improved at all since the last quarter?

Rory J. Cutaia

Yes. We have now—the way we’ve scheduled these events—well, let me back up and provide some context. Last quarter, last year, we were intending to showcase where we were with MARKET. We had a particular vendor, a couple of them, that we were going to do an event with them for. Shortly before the date, and luckily before we actually announced the date, they told us that they were concerned they would not be able to meet the inventory requirements. That was the end of that. I think, as you may recall, around that time, the supply chain issues were really peaking so we understood. Plus, we were going into the holiday season, as they explained, and they were even concerned about meeting their regular retail store allocation.

Anyway, now moving forward, that’s something that we look very closely at. In fact, when you heard me talk about we’re qualifying vendors to be on MARKET, one of the things that we’re qualifying and verifying is that they actually have the inventory because if we have vendors go on and do a live stream event and sell a bunch of product and then they can’t deliver it, that ends up becoming a reflection on us.

We’re very, very cognizant of that, taking precautions about that. For the big events, we’ve put them far enough out that these vendors guarantee us that they’ll have the inventory available to meet those. Anyway, thanks for giving me an opportunity to clarify that.

Ed Woo

Great. Thank you for answering my question. I wish you guys good luck.

Rory J. Cutaia

Thank you. I appreciate it.

Operator

Thank you. Our next question today is coming from Martin Saltzman from AFM Investments. Your line is now live.

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Verb Technology Company, Inc. – Fourth Quarter and Full Year 2021 Earnings Call, March 31, 2022

Martin Saltzman

Well, congratulations on the quarter, guys. Rory, my question pertains to MARKET. You said that mid-summer, you could possibly have three festivals, you call them, events, festivals, et cetera. Is it possible that you could have MARKET open prior to mid-summer on a smaller scale?

Rory J. Cutaia

Yes.

Martin Saltzman

Is that really a smart way to open MARKET? One would think you’d want to be all in with everybody as opposed to piecemeal. Is this something your team has looked at? I’m going to let you answer. Is this something your team has looked at and has gauged as being a smart move to get MARKET out there?

Rory J. Cutaia

Okay. Anything else you want to ask before I start responding?

Martin Saltzman

I would just say, let’s hear what you have to say about this question and I might have another.

Rory J. Cutaia

Okay. Sure. Look, the festivals are big, big, big events. It’s like the big, big coming out party. That requires an unbelievable amount of planning and coordination, and there’s three of these things. Some of them are multi-day. When people come on at that time, they’re going to see something truly expansive and amazing. I’m very happy with how that’s coming along. I support the strategy behind that.

Now that being said, we have opportunities that present themselves to us virtually every week from big names, big celebrities, and we would like to try and accommodate one or more of them, and to the extent that we’re able to do that in a way that still fulfills our commitment to deliver MARKET and present it to the world in the best possible light, then we will do that.

That’s why I said in my comments before that it’s possible, maybe even likely, that we might have an event before that, maybe even sooner than people think, but it would be that kind of event. We haven’t confirmed it yet, which is why I haven’t stated that yet, but we are being very, very thoughtful about how we introduce MARKET to the world.

Martin Saltzman

Yes, it’s hard to understand a little bit that you could possibly open up MARKET for certain events and then more or less consider shutting it down, let’s say, till a festival or three festivals come about in July, let’s say. That’s mid-summer. It almost also seems too, as I’m watching the after-hours activity in your shares, as soon as you mentioned that this might be a midsummer event, it just seems like all of a sudden, we drifted from $1 down to $0.90.

There is some concern out there by The Street, whether it’s warranted or not, it is what it is. We are what we are. We don’t want to see the shares get eviscerated, obviously, and we don’t want to see a reverse split and things of that sort. I know that’s what goes through the minds of shareholders. I represent at least about 120 shareholders so it’s something that is of concern.

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Verb Technology Company, Inc. – Fourth Quarter and Full Year 2021 Earnings Call, March 31, 2022

Rory J. Cutaia

I think what really should be of concern to shareholders right now is that MARKET, which, as I’ve said, is likely to be the biggest value creator for us, what should of most concern is that we are being extremely thoughtful about how we bring this to market and not seek to have us rush it out because the stock price may have dropped by $0.10. That’s just not a smart strategy.

Anyone who feels that that is, they shouldn’t even be a shareholder. This is something that we are planning to deliver that will create enormous value for all of us. For those that don’t appreciate that and think that we should just put it out to satisfy people who just can’t wait another couple of months, I don’t have a lot of respect for that.

Martin Saltzman

No. I think it’s important that we support your decision and your team’s feelings on it for sure. You don’t want to come out with half a loaf. You want to have the whole loaf, if you will. You want to look good when you’re doing it. Sometimes you only have one chance to make a great impression. I don’t know who said that, but I remember it. I just want to ask you also, with all these initiatives, we all know that you brought over Kate Ekman from QVC. Are there other new hires that are being considered or looked at as you grow this out?

Rory J. Cutaia

Absolutely. We’ve actually identified a bunch, and I mentioned in my comments that we’ll be making those announcements.

Martin Saltzman

Okay. Well, listen, I applaud the quarter. Looking forward to the eventual opening of MARKET. I’m sure everybody else is too on the call. I wish you guys the best.

Rory J. Cutaia

Thank you. Appreciate it.

Operator

Thank you. We have reached the end of our question-and-answer session. I’d like to turn the floor back over to Management for any further or closing comments.

Rory J. Cutaia

Look, I really appreciate everyone’s patience. I know that my own excitement around MARKET and what I know that obviously most of the public doesn’t know yet and the vision I’ve had for it and how well it’s been executed, it’s hard for me to temper my own excitement about it. I think that sometimes that raises expectations in a way that maybe is not all that helpful because if people just want to see it, they just want to see, they don’t care, and believe me, we get peppered with these kinds of e-mails and text messages and social media posts pretty much every day, people just want to see it.

I get it. Believe me, I get it. I really want to share it with all of you as soon as possible. If I showed it to you at this moment, I know that your jaws would absolutely drop. There’s no doubt in my mind and it’s really that good, but I know that we have the opportunity, when we show it to the world, for it to be so much more than good, great, really, really great.

Let us do that. Don’t be discouraged because we’re taking our time and doing it thoughtfully and bringing in the right people and planning these events so that they are as amazing as they deserve to be. You, as shareholders, deserve that. You deserve us to think about it thoughtfully and carefully and make sure that this is executed in the way that’s going to produce the most value.

Hang in there with us. We know what we’re doing. There’s a lot of super bright people that are associated with this product release. I think you’ll be very happy. Thank you, all, for your time today. I hope I answered everyone’s questions and you’ll be hearing a lot more from us in the near term.

Operator

Thank you. That does conclude today’s teleconference and webcast. You may disconnect your lines at this time and have a wonderful day. We thank you for your participation today.

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